Exhibit 10.15

MORTGAGE NOTE SECURED BY SECOND PRIORITY MORTGAGE

$12,410,000.00	May 25, 2006

Loan No. 7061xxxxx

FOR VALUE RECEIVED, 250 WEST 57TH ST. ASSOCIATES L.L.C., a New York limited liability company, having a principal place of business at c/o Wien & Malkin LLP, 60 East 42nd Street, New York, New York 10165 (“Borrower”), promises to pay to the order of THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Lender,” which shall also mean successors and assigns who become holders of this Note), at 2200 Ross Avenue, Suite 4900E, Dallas, Texas 75201, the principal sum of TWELVE MILLION FOUR HUNDRED TEN THOUSAND AND NO/100 U.S. DOLLARS ($12,410,000.00), or so much thereof as shall have been disbursed hereunder in accordance with the disbursement schedule attached hereto as Schedule 1, with interest on the unpaid balance (“Balance”) at the rate of six and thirteen hundredths percent (6.13%) per annum (“Note Rate”) from and including the date of the first disbursement of Loan proceeds under this Note (“Funding Date”) until Maturity (defined below). Capitalized terms used without definition shall have the meanings ascribed to them in the Instrument (defined below).

1. Regular Payments. Principal and interest shall be payable as follows:

(a) Until March 5, 2009, interest only on the Balance shall be paid in arrears in thirty-three (33) monthly installments, commencing on July 5, 2006, and continuing regularly thereafter on the fifth (5th) day of each succeeding month through and including March 5, 2009.

(b) Thereafter, until the Maturity Date, principal and interest shall be paid in sixty-nine (69) monthly installments of Eighty Thousand Nine Hundred Forty-Six and 88/100 Dollars ($80,946.88) each, commencing on April 5, 2009 and continuing on the fifth (5th) day of each succeeding month to and including January 5, 2015. Each payment due date under Paragraphs 1(b) and 1(c) hereof is referred to as a “Due Date.

(c) The entire Obligations shall be due and payable on January 5, 2015 (“Maturity Date”). “Maturity” shall mean the Maturity Date or earlier date that the Obligations may be due and payable by acceleration by Lender as provided in the Documents.

(d) Interest on the Balance for any full month shall be calculated on the basis of a three hundred sixty (360) day year consisting of twelve (12) months of thirty (30) days each. For any partial month, interest shall be due in an amount equal to (i) the Balance multiplied by (ii) Note Rate divided by (iii) 360 multiplied by (iv) the number of days during such partial month that any Balance is outstanding through (but excluding) the date of payment.

Prudential Loan No. 7061xxxxx Fisk Building Supplemental Loan Mortgage Note Secured by Second Priority Mortgage	BORROWER’S INITIALS:

2. Late Payment and Default Interest.

(a) Late Charge. If any scheduled payment due under this Note is not fully paid by its Due Date (other than the principal payment due on the Maturity Date), a charge of $300.00 per day (the “Daily Charge”) shall be assessed for each day that elapses from and after the Due Date until such payment is made in full (including the date payment is made); provided, however, that if any such payment, together with all accrued Daily Charges, is not fully paid by the fourteenth (14th) day following the applicable Due Date, a late charge equal to the lesser of (i) four percent (4%) of such payment or (ii) the maximum amount allowed by law (the “Late Charge”) shall be assessed and be immediately due and payable. The Late Charge shall be payable in lieu of Daily Charges that shall have accrued. The Late Charge may be assessed only once on each overdue payment. These charges shall be paid to defray the expenses incurred by Lender in handling and processing such delinquent payment(s) and to compensate Lender for the loss of the use of such funds. The Daily Charge and Late Charge shall be secured by the Documents. The imposition of the Daily Charge, Late Charge, and/or requirement that interest be paid at the Default Rate (defined below) shall not be construed in any way to (i) excuse Borrower from its obligation to make each payment under this Note promptly when due or (ii) preclude Lender from exercising any rights or remedies available under the Documents upon an Event of Default.

(b) Acceleration. Upon any Event of Default, Lender may declare the Balance, unpaid accrued interest, the Prepayment Premium (defined below) and all other Obligations immediately due and payable in full.

(c) Default Rate. Upon an Event of Default or at Maturity, whether by acceleration (due to a voluntary or involuntary default) or otherwise, the entire Obligations (excluding accrued but unpaid interest if prohibited by law) shall bear interest at the Default Rate. The “Default Rate” shall be the lesser of (i) the maximum rate allowed by law or (ii) five percent (5%) plus the greater of (A) the Note Rate or (B) the prime rate (for corporate loans at large United States money center commercial banks) published in The Wall Street Journal on the first Business Day (defined below) of the month in which the Event of Default or Maturity occurs and on the first Business Day of every month thereafter. The term “Business Day” shall mean each Monday through Friday except for days on which commercial banks are not authorized to open or are required by law to close in New York, New York.

3. Application of Payments. Until an Event of Default occurs, all payments received under this Note shall be applied in the following order: (a) to unpaid Daily Charges, Late Charges and costs of collection; (b) to any Prepayment Premium due; (c) to interest due on the Balance; and (d) then to the Balance. After an Event of Default, all payments shall be applied in any order determined by Lender in its sole discretion.

4. Prepayment and Cross-Default.

(a) This Note may be prepaid, in whole or in part, upon at least thirty (30) days’ prior written notice to Lender and upon payment of all accrued interest (and other Obligations due under the Documents) and a prepayment premium (“Prepayment Premium”) equal to the greater of (a) one percent (1%) of the principal amount being prepaid multiplied by the quotient of the number of full months remaining until the Maturity Date, calculated as of the prepayment date, divided by the number of full months comprising the term of this Note, or (b) the Present Value of the Loan (defined below) less the amount of principal and accrued interest (if any) being prepaid, calculated as of the prepayment date. The Prepayment Premium shall be due and payable, except as provided in the Instrument or as limited by law, upon any prepayment of this Note, whether voluntary or involuntary, and Lender shall not be obligated to accept any prepayment of this Note unless it is accompanied by the Prepayment Premium, all accrued interest and all other Obligations due under the Documents. Lender shall notify Borrower of the amount of and the calculation used to determine the Prepayment Premium. Borrower agrees that (a) Lender shall not be obligated to actually reinvest the amount prepaid in any Treasury obligation and (b) the Prepayment Premium is directly related to the damages that Lender will suffer as a result of the prepayment. The “Present Value of the Loan” shall be determined by discounting all scheduled payments remaining to the Maturity Date attributable to the amount being prepaid at the Discount Rate (defined below). If prepayment occurs on a date other than a Due Date, the actual number of days remaining from the date of prepayment to the next Due Date will be used to discount within this period. The “Discount Rate” is the rate which, when compounded monthly, is equivalent to the Treasury Rate (defined below), when compounded semi-annually. The “Treasury Rate” is the semi-annual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan, for the week prior to the prepayment date, as reported in Federal Reserve Statistical Release H.15—Selected Interest Rates, conclusively determined by Lender (absent a clear mathematical calculation error) on the prepayment date. The rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate. Notwithstanding the foregoing, no Prepayment Premium shall be due if this Note is prepaid during the last sixty (60) days prior to the Maturity Date.

Prudential Loan No. 7061xxxxx Fisk Building Supplemental Loan Mortgage Note Secured by Second Priority Mortgage	BORROWER’S INITIALS:

(b) On September 1, 2005, Borrower made in favor of Lender that certain Amended, Restated and Consolidated Mortgage Note in the amount of $30,500,000.00, as amended by that certain First Amendment to Amended, Restated and Consolidated Mortgage Note dated of even date herewith (said note, as amended, being herein referred to as the “First Priority Note”), secured in part by that certain Agreement of Spreader, Consolidation and Modification of Mortgage in favor of Lender, September 1, 2005, and recorded with the Office of the Register of the City of New York on September 22, 2005 under CRFN 2005000xxxxxx, as amended by that certain First Amendment to Agreement of Spreader, Consolidation and Modification of Mortgage dated of even date herewith, and to be recorded in the aforesaid records (as amended, hereinafter referred to as the “First Priority Mortgage”) (the First Priority Mortgage, together with all documents evidencing, securing or relating to the loan evidenced thereby [the “First Priority Loan”], being hereinafter referred to as the “First Priority Documents,” as such First Priority Documents may be amended, supplemented or modified from time to time). Borrower hereby agrees and acknowledges that (i) any default under any of the Documents shall constitute a default under the First Priority Documents, and (ii) any default under any of the First Priority Documents shall constitute a default under the Documents. In the event of a default under the Documents or the First Priority Documents, Borrower hereby acknowledges and agrees that: (A) Lender shall only be obligated to send one (1) notice of default to the parties listed in Section 9.02 of the Instrument; (B) said notice shall be deemed notice to Borrower under the Documents and the First Priority Documents, and (C) thereafter Lender shall have the right to exercise its rights and remedies for a default under the Documents and under the First Priority Documents after the expiration of any applicable cure period, if and only if a cure period is provided under the applicable Documents (whether the Documents or the First Priority Documents).

5. No Usury. Under no circumstances shall the aggregate amount paid or to be paid as interest under this Note exceed the highest lawful rate permitted under applicable usury law (“Maximum Rate”). If under any circumstances the aggregate amounts paid on this Note shall include interest payments which would exceed the Maximum Rate, Borrower stipulates that payment and collection of interest in excess of the Maximum Rate (“Excess Amount”) shall be deemed the result of a mistake by both Borrower and Lender and Lender shall promptly credit the Excess Amount against the Balance (without Prepayment Premium or other premium) or refund to Borrower any portion of the Excess Amount which cannot be so credited.

6. Security and Documents Incorporated. This Note is the Note referred to and secured by the Second Priority Mortgage and Security Agreement of even date herewith between Borrower and Lender (the “Instrument”) and is secured by the Property. Borrower shall observe and perform all of the terms and conditions in the Documents. The Documents are incorporated into this Note as if fully set forth in this Note.

Prudential Loan No. 7061xxxxx Fisk Building Supplemental Loan Mortgage Note Secured by Second Priority Mortgage	BORROWER’S INITIALS:

7. Treatment of Payments. All payments under this Note shall be made, without offset or deduction, (a) in lawful money of the United States of America at the office of Lender or at such other place (and in the manner) Lender may specify by written notice to Borrower, (b) in immediately available federal funds, and (c) if received by Lender prior to 2:00 p.m. Eastern Time at such place, shall be credited on that day, or, if received by Lender at or after 2:00 p.m. Eastern Time at such place, shall, at Lender’s option, be credited on the next Business Day. Initially (unless waived by Lender), and until Lender shall direct Borrower otherwise, Borrower shall make all payments due under this Note in the manner set forth in Section 3.13 of the Instrument. If any Due Date falls on a day which is not a Business Day, then the Due Date shall be deemed to have fallen on the next succeeding Business Day.

8. Limited Recourse Liability. Except to the extent set forth in Paragraph 8 and Paragraph 9 of this Note, neither the Borrower nor any general partner(s) of Borrower nor Peter L. Malkin nor Anthony E. Malkin (singularly or collectively, the “Exculpated Parties”) shall have any personal liability for the Obligations. Notwithstanding the preceding sentence, Lender may bring a foreclosure action or other appropriate action to enforce the Documents or realize upon and protect the Property (including, without limitation, naming the Exculpated Parties in the actions) and in addition THE EXCULPATED PARTIES SHALL HAVE PERSONAL LIABILITY FOR and be subject to legal action for any and all fees, costs, expenses, damages and losses (including, without limitation, legal fees and costs) incurred or suffered by Lender, resulting from or otherwise relating to the following:

(a) The misapplication or misappropriation by Borrower of any or all money collected, paid or received, or to which Borrower is entitled, relating to the Loan or the Property, including, but not limited to, insurance proceeds, condemnation awards, lease security and other deposits and rent;

(b) Rents, issues, profits and revenues of all or any portion of the Property received or applicable to a period after the occurrence of any Event of Default or after any event which, with the giving of notice and/or the passage of time, would constitute an Event of Default, which are not applied to pay, first (i) real estate taxes and other charges which, if unpaid, could result in liens superior to that of the Instrument, and (ii) premiums on insurance policies required under the Documents and, second, the other ordinary and necessary expenses of owning and operating the Property;

(c) Waste committed on the Property or damage to the Property as a result of intentional misconduct or gross negligence or the removal of all or any portion of the Property in violation of the terms of the Documents;

(d) Fraud or material misrepresentation or failure to disclose a material fact (including, without limitation, with respect to any such fraud, misrepresentation or failure to disclose in any materials delivered to Lender) by any of the Exculpated Parties or by any other person or entity authorized or apparently authorized to make statements or representations on behalf of any of the Exculpated Parties in connection with the Loan application, Loan closing or security of or for the Loan, or otherwise in connection with the Property or the Loan;

(e) Any of the Exculpated Parties violates the provisions of Section 11.04 of the Instrument;

Prudential Loan No. 7061xxxxx Fisk Building Supplemental Loan Mortgage Note Secured by Second Priority Mortgage	BORROWER’S INITIALS:

(f) Borrower fails to obtain Lender’s prior written consent to any subordinate financing or other voluntary lien encumbering the Property or direct or indirect interests in Borrower (but only to the extent such prior written consent is required by the Documents);

(g) Borrower fails to obtain Lender’s prior written consent to any assignment, transfer or conveyance of the Property or any portion thereof or any interest therein or directly or indirectly in Borrower (but only to the extent such prior written consent is required by the Documents); and/or

(h) damages suffered or incurred by Lender as a result of Borrower’s breach or violation of Section 2.10 and/or 3.21 of the Instrument.

Notwithstanding anything to the contrary above or otherwise in the Documents, in the event that any petition for bankruptcy, reorganization or arrangement pursuant to state or federal bankruptcy law, or any similar federal or state law, shall be filed or consented to, or acquiesced in by any Exculpated Party, or any Exculpated Party seeks (or consents to, or acquiesces in) the appointment of a receiver, liquidator or trustee, or any proceeding for the dissolution or liquidation of Borrower or any Exculpated Party shall be instituted or consented to, or acquiesced in by any Exculpated Party, then (i) the Loan shall be fully recourse to the Exculpated Parties; and (ii) Lender shall not be deemed to have waived any right which Lender may have under Section 506 (a), 506 (b), 1111(b) or any other provisions of the U.S. Bankruptcy Code as same may be amended or replaced to file a claim for the full amount of the Loan or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with the Documents.

9. INTENTIONALLY OMITTED

10. Joint and Several Liability. This Note shall be the joint and several obligation of all makers, endorsers, guarantors and sureties, and shall be binding upon them and their respective successors and assigns and shall inure to the benefit of Lender and its successors and assigns.

11. Unconditional Payment. Borrower is and shall be obligated to pay principal, interest and any and all other amounts which became payable hereunder or under the other Documents absolutely and unconditionally and without abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

12. Certain Waivers. Borrower and all others who may become liable for the payment of all or any part of the Obligations do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of non-payment and notice of intent to accelerate the Maturity hereof (and of such acceleration). No release of any security for the Obligations or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Instrument or the other Documents shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower, and any other who may become liable for the payment of all or any part of the Obligations, under this Note, the Instrument and the other Documents.

Prudential Loan No. 7061xxxxx Fisk Building Supplemental Loan Mortgage Note Secured by Second Priority Mortgage	BORROWER’S INITIALS:

13. WAIVER OF TRIAL BY JURY. EACH OF BORROWER AND LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE DOCUMENTS, OR ANY ALLEGED ACTS OR OMISSIONS OF LENDER OR BORROWER IN CONNECTION THEREWITH.

14. Changes in Laws Regarding Taxation. In the event of the passage of any law of the State of New York, the City of New York, the County of New York or any other applicable taxing authority deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for federal, state or local purposes or the manner of the collection of any such taxes, and imposing a tax (other than a tax on income, revenue, return of principal or reserves or the lack thereof), either directly or indirectly, on the Instrument, this Note, any of the other Documents or the Balance, Borrower shall, if permitted by law, pay any tax imposed as a result of any such law within the statutory period or within ten (10) days after demand by Lender, whichever is less; provided, however, that if, in the opinion of counsel for Lender, Borrower is not permitted by law to pay such taxes, Lender shall have the right, at its option, to declare the Balance immediately due and payable upon ten (10) days’ prior written notice to Borrower.

15. Documentary Stamps and Other Charges. Borrower shall pay all taxes (excluding income, franchise and doing business taxes), assessments, charges, expenses, costs and fees (including registration and recording fees and revenue, stamp and other similar taxes) levied on, or assessed against Lender, or otherwise required to be paid in connection with any of the Documents or the Balance. If Borrower shall fail to promptly make such payments after demand therefor, Lender shall have the right (but not the obligation) to pay for the same and Borrower shall reimburse Lender therefor immediately upon demand, with interest at the Default Rate. All such sums paid by Lender shall, subject to the limitations set forth in Section 1.03 of the Instrument, be secured by the Instrument.

16. Disbursement of Loan. Provided that no Event of Default has occurred (or if Lender has accepted cure of such Event of Default by specific written statement from Lender to Borrower acknowledging Lender’s acceptance of such cure, and Borrower specifically understands and agrees that Lender shall have no obligation whatsoever to accept the cure of any Event of Default), Lender shall disburse the amounts set forth in Schedule 1.

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Prudential Loan No. 7061xxxxx Fisk Building Supplemental Loan Mortgage Note Secured by Second Priority Mortgage	BORROWER’S INITIALS:

IN WITNESS WHEREOF, this Note has been executed by Borrower as of the date first set forth above.

BORROWER:

250 WEST 57TH ST. ASSOCIATES L.L.C., a New York limited liability company

By:	/s/ Peter L. Malkin
Peter L. Malkin, Member

Prudential Loan No. 7061xxxxx Fisk Building Supplemental Loan Mortgage Note Secured by Second Priority Mortgage	BORROWER’S INITIALS:

Schedule 1

Schedule of Disbursements

Disbursement Date	Disbursement Amount
June 5, 2006	$2,100,000.00
December 5, 2006	$1,500,000.00
March 5, 2007	$250,000.00
June 5, 2007	$1,900,000.00
September 5, 2007	$400,000.00
December 5, 2007	$1,200,000.00
June 5, 2008	$800,000.00
September 5, 2008	$200,000.00
December 5, 2008	$2,000,000.00
March 5, 2009	$2,060,000.00

TOTAL DISBURSEMENTS	$12,410,000.00

Prudential Loan No. 7061xxxxx Fisk Building Supplemental Loan Mortgage Note Secured by Second Priority Mortgage	BORROWER’S INITIALS: